Exhibit 99.2

Updated Numerical Exhibits to the Company’s Earnings Release for the Year Ended December 31, 2004

HORACE MANN EDUCATORS CORPORATION

Digest of Earnings and Highlights

(Dollars in Millions, Except Per Share Data)

	Quarter Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2004	2003	% Change
DIGEST OF EARNINGS
Net income	$28.3	$23.1		$56.3	$19.0
Net income per share:
Basic	$0.66	$0.54		$1.32	$0.44
Diluted (A)	$0.61	$0.50		$1.25	$0.44
Weighted average number of shares and equivalent shares:
Basic	42.8	42.7		42.8	42.7
Diluted (A)	47.5	47.2		47.3	42.9

HIGHLIGHTS

Operations
Insurance premiums written and contract deposits (B)(C)	$242.0	$249.8	-3.1%	$998.4	$955.5	4.5%
Return on equity (D)				10.3%	3.5%
Property & Casualty GAAP combined ratio	88.2%	111.3%		100.5%	112.3%
Property & Casualty combined ratio before catastrophes	79.8%	101.1%		87.1%	106.1%
Experienced agents				539	510	5.7%
Financed agents				261	378	-31.0%
Total agents				800	888	-9.9%

Additional Per Share Information
Dividends paid	$0.105	$0.105	—	$0.42	$0.42	—
Book value (E)				$13.45	$12.42	8.3%

Financial Position
Total assets				$5,371.9	$4,953.2	8.5%
Short-term debt				25.0	25.0
Long-term debt				144.7	144.7
Total shareholders’ equity				576.2	530.5	8.6%

(A)	Effective December 31, 2004, the Company adopted EITF Consensus 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”. The Company’s Senior Convertible Notes represent 4.3 million equivalent shares and have annual interest expense of $2.7 million after tax. Diluted per share information for all periods is presented on a basis consistent with this consensus. This new accounting reduced the fourth quarter net income per share amounts by $0.04 for both 2004 and 2003 and the full year 2004 amount by $0.06 while having no impact on full year 2003 net income per share due to an anti-dilutive effect.

(B)	As a result of catastrophes in the third quarter of 2004, the Company incurred $1.0 million and $5.0 million of additional ceded written and earned premiums in the three and twelve months ended December 31, 2004, respectively, to reinstate its property and casualty catastrophe reinsurance coverage. Excluding these reinstatement premiums, the written premium growth rates were -2.7% and 5.0% for the three and twelve months ended December 31, 2004, respectively.

(C)	Reflecting resolution of the challenge to automobile rates in North Carolina, in the fourth quarter of 2004 the Company returned to policyholders $4.0 million of previously escrowed premiums, resulting in a reduction to written premiums. Excluding the escrow payment and the reinstatement premiums described in note (B), the written premium growth rates were -1.1% and 5.4% for the three and twelve months ended December 31, 2004, respectively.

(D)	Based on trailing 12-month net income and average quarter-end shareholders’ equity.

(E)	Before the market value adjustment for investments, book value per share was $11.45 at December 31, 2004 and $10.51 at December 31, 2003. Ending shares outstanding were 42,846,643 at December 31, 2004 and 42,721,940 at December 31, 2003.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental GAAP Consolidated Data

(Dollars in Millions)

	Quarter Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2004	2003	% Change
STATEMENTS OF OPERATIONS

Insurance premiums written and contract deposits (A)	$242.0	$249.8	-3.1%	$998.4	$955.5	4.5%

Insurance premiums and contract charges earned (A)	$172.9	$165.5	4.5%	$674.7	$643.5	4.8%
Net investment income	47.9	46.2	3.7%	191.4	184.7	3.6%
Realized investment gains	2.9	20.8		12.2	25.5
Total revenues	223.7	232.5	-3.8%	878.3	853.7	2.9%

Benefits, claims and settlement expenses	106.5	130.4		484.4	519.0
Interest credited	28.1	26.2		108.7	103.0
Policy acquisition expenses amortized	18.2	14.0		70.0	64.3
Operating expenses	34.3	38.1	-10.0%	132.7	137.3	-3.4%
Amortization of intangible assets	2.2	0.2		6.0	5.0
Interest expense	1.7	1.6		6.8	6.3
Restructuring charge adjustment	—	—		—	(0.4)
Total benefits, losses and expenses	191.0	210.5	-9.3%	808.6	834.5	-3.1%
Income before income taxes	32.7	22.0	48.6%	69.7	19.2	263.0%
Income tax expense (benefit)	4.4	(1.1)		13.4	0.2
Net income	$28.3	$23.1	22.5%	$56.3	$19.0	196.3%

ANALYSIS OF PREMIUMS WRITTEN AND CONTRACT DEPOSITS (A)

Property & Casualty
Automobile and property (voluntary)	$132.1	$139.0	-5.0%	$552.5	$549.2	0.6%
Involuntary and other property & casualty	0.8	(4.4)		9.8	(2.7)
Total Property & Casualty	132.9	134.6	-1.3%	562.3	546.5	2.9%
Annuity deposits	78.6	84.3	-6.8%	327.0	296.6	10.2%
Life	30.5	30.9	-1.3%	109.1	112.4	-2.9%
Total	$242.0	$249.8	-3.1%	$998.4	$955.5	4.5%

ANALYSIS OF SEGMENT NET INCOME

Property & Casualty
Before catastrophes	$28.6	$11.4	150.9%	$76.7	$3.8
Catastrophe costs, after tax (B)	(8.0)	(9.2)		(49.1)	(21.6)
Total Property & Casualty	20.6	2.2		27.6	(17.8)
Annuity	3.5	5.7	-38.6%	12.6	14.4	-12.5%
Life	3.7	3.8	-2.6%	14.8	13.4	10.4%
Corporate and other (C)	0.5	11.4		1.3	9.0
Net income	28.3	23.1	22.5%	56.3	19.0	196.3%

(A)	See additional information on pages 1 and 3 regarding the effects of property and casualty catastrophe reinsurance reinstatement premiums and escrowed North Carolina automobile premiums.

(B)	Net of anticipated recoveries from the Florida Hurricane Catastrophe Fund and the Company’s underlying catastrophe reinsurance program. Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.

(C)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other reconciling items to net income. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management's evaluation of the results of those segments. See detail for this segment on page 4.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2004	2003	% Change
PROPERTY & CASUALTY

Premiums written (A)(B)	$132.9	$134.6	-1.3%	$562.3	$546.5	2.9%
Premiums earned (A)	143.8	138.1	4.1%	561.3	533.8	5.2%
Net investment income	8.3	8.0	3.7%	33.8	31.9	6.0%
Losses and loss adjustment expenses (LAE)	95.2	119.9		439.3	472.9
Operating expenses (includes policy acquisition expenses amortized)	32.8	34.7	-5.5%	126.3	128.0	-1.3%
Income (loss) before tax	24.1	(8.5)		29.5	(35.2)
Net income (loss)	20.6	2.2		27.6	(17.8)

Net investment income, after tax	7.0	6.6	6.1%	28.6	26.2	9.2%

Catastrophe costs, after tax (C)	8.0	9.2		49.1	21.6
Catastrophe losses and LAE, before tax	11.3	14.0		70.5	33.2
Reinsurance reinstatement premiums, before tax	1.0	—		5.0	—

Operating statistics:
Loss and loss adjustment expense ratio	66.2%	86.9%		78.3%	88.6%
Expense ratio	22.0%	24.4%		22.2%	23.7%
Combined ratio	88.2%	111.3%		100.5%	112.3%

Combined ratio before catastrophes	79.8%	101.1%		87.1%	106.1%

Automobile and property detail:
Premiums written (voluntary), before reinstatement premiums and return of escrowed North Carolina automobile premiums	$137.1	$139.0	-1.4%	$561.5	$549.2	2.2%
Premiums written (voluntary), before reinstatement premiums	133.1	139.0	-4.2%	557.5	549.2	1.5%
Premiums written (voluntary), after reinstatement premiums	132.1	139.0	-5.0%	552.5	549.2	0.6%
Automobile (B)	93.5	101.2	-7.6%	398.2	399.4	-0.3%
Property (A)	38.6	37.8	2.1%	154.3	149.8	3.0%

Premiums earned (voluntary), before reinstatement premiums	$141.3	$138.8	1.8%	$557.0	$534.8	4.2%
Premiums earned (voluntary), after reinstatement premiums	140.3	138.8	1.1%	552.0	534.8	3.2%
Automobile	101.5	100.7	0.8%	404.2	391.3	3.3%
Property (A)	38.8	38.1	1.8%	147.8	143.5	3.0%

Policies in force (voluntary) (in thousands)				818	850	-3.8%
Automobile				545	571	-4.6%
Property				273	279	-2.2%

Voluntary automobile operating statistics:
Loss and loss adjustment expense ratio	64.7%	92.8%		70.6%	90.0%
Expense ratio	21.8%	23.6%		22.0%	22.9%
Combined ratio	86.5%	116.4%		92.6%	112.9%

Combined ratio before catastrophes	86.3%	116.0%		91.6%	111.8%

Total property operating statistics:
Loss and loss adjustment expense ratio	67.4%	68.0%		96.9%	82.5%
Expense ratio	22.3%	25.1%		22.6%	24.9%
Combined ratio	89.7%	93.1%		119.5%	107.4%

Combined ratio before catastrophes	60.6%	55.6%		71.8%	86.9%
Prior years’ reserves favorable (adverse) development, pretax
Voluntary automobile	$(3.8)	$(13.8)		$(3.8)	$(57.0)
Total property	—	(0.1)		—	(0.6)
Other property and casualty	—	1.8		—	1.2

Total	(3.8)	(12.1)		(3.8)	(56.4)

(A)	After catastrophe reinsurance reinstatement premiums of $1.0 million and $5.0 million for the three and twelve months ended December 31, 2004, respectively.

(B)	After return of escrowed North Carolina automobile premiums of $4.0 million for the three and twelve months ended December 31, 2004.

(C)	Net of anticipated recoveries from the Florida Hurricane Catastrophe Fund and the Company’s underlying catastrophe reinsurance program. Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2004	2003	% Change
ANNUITY

Contract deposits	$78.6	$84.3	-6.8%	$327.0	$296.6	10.2%
Variable	36.9	36.3	1.7%	132.0	115.3	14.5%
Fixed	41.7	48.0	-13.1%	195.0	181.3	7.6%
Contract charges earned	4.3	4.0	7.5%	16.7	14.6	14.4%
Net investment income	27.7	26.3	5.3%	109.4	104.4	4.8%
Net interest margin (without realized gains)	8.0	8.2	-2.4%	33.7	33.1	1.8%
Net margin (includes fees and contract charges earned)	12.8	12.7	0.8%	52.5	49.6	5.8%
Mortality gain (loss) and other reserve changes	0.2	(0.1)		(1.2)	(0.8)
Operating expenses (includes policy acquisition expenses amortized)	8.2	5.8	41.4%	30.5	25.6	19.1%
Income before tax and amortization of intangible assets	4.8	6.8	-29.4%	20.8	23.2	-10.3%
Amortization of intangible assets	1.9	(0.2)		4.5	3.4
Income before tax	2.9	7.0		16.3	19.8
Net income	3.5	5.7	-38.6%	12.6	14.4	-12.5%

Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$(0.8)	$1.4		$(1.2)	$2.4
Value of acquired insurance in force	(0.9)	1.1		(0.9)	0.2
Guaranteed minimum death benefit reserve	—	0.4		—	0.7
Annuity contracts in force (in thousands)				159	153	3.9%
Accumulated value on deposit				$3,081.0	$2,769.8	11.2%
Variable				1,254.8	1,119.2	12.1%
Fixed				1,826.2	1,650.6	10.6%
Annuity accumulated value retention - 12 months
Variable accumulations				92.9%	92.8%
Fixed accumulations				95.5%	95.1%

LIFE

Premiums and contract deposits	$30.5	$30.9	-1.3%	$109.1	$112.4	-2.9%
Premiums and contract charges earned	24.8	23.4	6.0%	96.7	95.1	1.7%
Net investment income	12.3	12.2	0.8%	49.5	49.6	-0.2%
Income before tax	4.8	6.0		22.0	20.8
Net income	3.7	3.8	-2.6%	14.8	13.4	10.4%

Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$—	$1.4		$(0.4)	$1.4
Life policies in force (in thousands)				252	258	-2.3%
Life insurance in force (in millions)				$13,223	$13,263	-0.3%
Lapse ratio - 12 months (Ordinary life insurance)				7.2%	7.7%

CORPORATE AND OTHER (A)

Components of gain (loss) before tax:
Realized investment gains	$2.9	$20.8		$12.2	$25.5
Interest expense	(1.7)	(1.6)		(6.8)	(6.3)
Restructuring charge adjustment	—	—		—	0.4
Other operating expenses	(0.3)	(1.7)		(3.5)	(5.8)
Income (loss) before tax	0.9	17.5		1.9	13.8
Net income (loss)	0.5	11.4		1.3	9.0

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other reconciling items to net income. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management's evaluation of the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2004	2003	% Change
INVESTMENTS

Annuity and Life
Fixed maturities, at market (amortized cost 2004, $2,694.1; 2003, $2,501.2)				$2,820.4	$2,613.0
Short-term investments				17.3	9.0
Short-term investments, securities lending collateral				0.1	22.1
Policy loans and other				83.1	78.6

Total Annuity and Life investments				2,920.9	2,722.7	7.3%

Property & Casualty
Fixed maturities, at market (amortized cost 2004, $705.1; 2003, $623.7)				720.8	645.7
Short-term investments				14.7	9.8
Short-term investments, securities lending collateral				—	—
Other				0.6	0.7

Total Property & Casualty investments				736.1	656.2	12.2%
Corporate investments				0.2	6.8
Total investments				3,657.2	3,385.7	8.0%

Net investment income
Before tax	$47.9	$46.2	3.7%	$191.4	$184.7	3.6%
After tax	32.8	31.4	4.5%	131.1	125.5	4.5%

Realized investment gains (losses) by investment portfolio included in Corporate and Other segment income
Property & Casualty	$1.7	$11.0		$6.6	$10.2
Annuity	—	11.2		3.7	16.8
Life	1.4	(1.5)		2.1	(1.6)
Corporate and Other	(0.2)	0.1		(0.2)	0.1
Total, before tax	2.9	20.8		12.2	25.5
Total, after tax	1.9	13.5		7.9	16.6
Per share, diluted	$0.04	$0.28		$0.17	$0.38

OTHER INFORMATION

End of period goodwill asset				$47.4	$47.4

End of period property and casualty Net Reserves (A):
December 31, 2004				$362.4
September 30, 2004				398.9
June 30, 2004				332.9
March 31, 2004				326.9
December 31, 2003				320.9
December 31, 2002				272.6
December 31, 2001				272.0
December 31, 2000				249.8
December 31, 1999				235.4

(A)	Unpaid claim and claim expense reserves net of anticipated reinsurance recoverables and before reduction for checks issued and outstanding (“Net Reserves”).